Exhibit 10.2

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), effective as of December 15, 2014, by and between PGT Industries, Inc., a Florida corporation (“PGT”), and Cardinal LG Company, a Wisconsin corporation (“Supplier”).

1.	Term. This Agreement shall be effective from December 15, 2014 until December 31, 2017 (the “Term”). This Agreement shall be effective and supersede any prior agreement when signed by authorized personnel for each party.

2.	Definitions.

a.	“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated the date hereof, by and between the parties hereto, substantially in the form attached as Schedule A.

b.	“Acceptance” shall mean the point in time when Products are accepted by PGT, at its Nokomis Plant or Miami Plant. Acceptance shall be deemed to occur if PGT does not reject Products as nonconforming within a reasonable period of time after receipt of the Products at either the Nokomis Plant (defined below) or the Miami Plant (defined below), as the case may be.

c.	“Price” shall mean the Supplier’s selling prices of the Products as set out on Schedule B at the F.O.B. point.

d.	“Material Certificate” shall mean documentation confirming adherence to material Specifications (defined below).

e.	“Material Safety Data Sheet” shall mean documentation in conformance to OSHA requirements that shall provide detailed information on each hazardous chemical, including its potential hazardous effects, its physical and chemical characteristics, and recommendations for appropriate protective measures.

f.	“Miami Plant” shall mean PGT’s place of business located at 10100 NW 25th Street, Miami, FL 33172

g.	“Nokomis Plant” shall mean PGT’s place of business located at 1070 Technology Drive, Nokomis, FL 34275.

h.	“Products” shall mean goods produced by Supplier and purchased by PGT, as contemplated by this Agreement and listed on Schedule B.

i.	“Specifications” shall mean the agreed specifications for the Products set forth on Schedule C.

3.	Representations and Warranties.

a.	The only representations and/or warranties Supplier makes concerning the Products sold by such Supplier are set out in this Section 3 and the express limited warranties attached as Schedule D (the “Express Limited Warranties”).

b.	Supplier warrants that at the time of delivery the Products will conform to the Specifications. PGT shall have the right to reject nonconforming Products prior to acceptance. As to any Products that PGT rightfully rejects or justifiably revokes Acceptance, PGT’s sole and exclusive remedies will be as follows:

i.	PGT will return non-conforming Products to Supplier at Supplier’s expense. PGT shall use commercially reasonable efforts to mitigate the expense, and

ii.	At PGT’s election, Supplier shall replace such non-conforming Products with Products conforming to the Specifications or reimburse PGT for the cost of the Product.

c.	Supplier represents and warrants that, upon transfer of ownership at the F.O.B. point, Supplier shall pass to PGT, and PGT shall receive, good and marketable title to such Products, free and clear of all liens, claims, security interests pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

d.	Should another supplier demonstrate a new technology which yields Products of superior quality, throughput, performance or lower price to PGT during the Term, PGT may notify Supplier in writing of such technology and request that Supplier replicate such technology to the advantage of PGT, provided such replication would not violate any proprietary rights of any other party and provided that Supplier agrees to do so on terms mutually agreeable to PGT and Supplier, including revisions to pricing acceptable to both parties. Written notification to Supplier shall be accompanied by whatever information is available to PGT regarding such technology which is not proprietary to PGT or any other party and which PGT is not prohibited from disclosing so that Supplier can evaluate the viability of the proposal. Subject to the mutual agreement of the parties as provided above, Supplier shall have ninety (90) days after receipt of notice to make the Products competitive. If Supplier does not or is unable to make the Products competitive within such period, PGT may terminate this Agreement by notice to Supplier effective at the end of such period.

e.	Each party represents, warrants and covenants that: (i) it is and shall be at all times a legal entity validly existing under the laws of its jurisdiction with the corporate or other power to own all of its properties and assets and to carry on its business as it is currently being conducted; (ii) it has the corporate or other power to execute and deliver this Agreement and to perform its obligations hereunder; (iii) its officer or other representative executing this Agreement is duly authorized to execute and deliver this Agreement on its behalf, and no further corporate or other proceedings are necessary with respect thereto; (iv) it is not required, in connection with execution and delivery of this Agreement or the performance of its obligations hereunder, to obtain the consent of any third party; and (v) the execution and delivery of this Agreement and performance of its obligations hereunder do not (A) violate any provision of its articles of incorporation or by-laws or equivalent organizational documents as currently in effect, or (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which it is a party or by which any of its properties or assets are bound.

4.	Pricing and Payment.

a.	The prices for the Products are set forth on Schedule B. In addition to the prices, PGT shall pay energy and freight fuel surcharges as set forth on Schedule B. There shall be no changes in the terms and conditions of sale, including pricing, except as the parties agree in writing.

b.	Control of Supplier’s material costs, including but not limited to labor and overhead, are Supplier’s responsibility.

c.	The parties agree that productivity and quality improvements should be continuous elements of this Agreement. Any changes in the terms and conditions of sale, including pricing, shall only be as the parties agree in writing.

d.	Invoices shall be rendered separately for each delivery and purchase order and shall include PGT’s part number, quantity ordered, quantity shipped, unit price, and extended value. Invoices shall be provided to PGT via electronic transmission or fax within 24 hours of the invoice date.

e.	Except for the energy and freight fuel surcharges as set forth on Schedule B, no additional surcharges, packaging, loading, handling fees or additional charges of any kind will be paid by PGT without prior written agreement from the Director of Strategic Purchasing.

f.	Payment terms shall be 2% 10th and 25th, net 30 days calculated from the date of the invoice.

5.	Purchase Orders.

a.	During the Term, PGT shall purchase the quantities of Products set forth on Schedule B. PGT shall order Products from Supplier pursuant to and in accordance with separate PGT standard purchase orders or other related documentation (collectively, the ’’Purchase Orders”). Such Purchase Orders shall specify quantities of the Products, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Products (with release schedules, delivery orders or equivalent notices) and no other terms or conditions. Upon a Purchase Order being executed by the parties, the provisions of such Purchase Order respecting quantities of the Products, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Products (with release schedules, delivery orders or equivalent notices) shall be binding upon Supplier and PGT and shall be deemed to constitute a part of this Agreement as if fully set forth herein. No term or condition of any Purchase Order submitted by PGT will become part of this Agreement unless an authorized officer of Supplier agrees to such other term or condition as an amendment to this Agreement. No term or condition of any Purchase Order acceptance or acknowledgment submitted by Supplier will become part of this Agreement unless an authorized officer of PGT agrees to such other term or condition as an amendment to this Agreement.

b.	Each proposed Purchase Order shall contain specific instructions regarding whether the shipment is to be delivered to the Nokomis Plant or the Miami Plant. PGT shall provide detailed instructions for the delivery of the Products (with release schedules, delivery orders or equivalent notices).

c.	Supplier will confirm every Purchase Order it desires to accept in writing to PGT within two business days of receipt of such Purchase Order.

d.	Products shipped in excess of the quantity indicated in an accepted Purchase Order, subject to Supplier’s customary practices, may be returned at the Supplier’s expense. For example, Supplier customarily ships cut sizes and some stocked items with a + - 5% glass quantity tolerance.

e.	Supplier will keep an agreed reserve supply of Products to reduce lead times, which shall be stored at Supplier’s Mooresville plant and be reviewed periodically by the parties. In the event of any termination of this Agreement, PGT shall purchase all of such agreed reserve supply of Products at the prices for the Products set forth on Schedule B.

f.	For planning purposes, a purchase forecast will be provided by PGT to Supplier concerning one or more of the Products, in such detail as may be reasonably requested by Supplier, in which PGT will estimate its annual volume of Product purchases. Any quantity estimates or purchase forecasts provided by PGT are for Supplier’s planning purposes only and do not constitute an order for material or Products.

g.	From time to time, PGT and Supplier may negotiate and agree upon the terms of “special orders.” Such special orders may be on terms and conditions, including pricing, different than the terms and conditions set out in this Agreement. The terms and conditions of this Agreement shall control any such special order except to the extent expressly provided in a written special order signed by an authorized officer of each of the parties.

6.	Delivery.

a.	The Products shall be delivered as specified on an accepted Purchase Order.

b.	With each shipment of Products, Supplier will deliver a packing list containing the following information:

i.	Purchase order number

ii.	PGT part number

iii.	Quantity ordered/Quantity shipped

iv.	Material Certificate, as may be agreed in writing

v.	Material Safety Data Sheet, when requested by PGT

c.	Lead times shall be as set forth on Schedule B.

d.	Complete on-time deliveries are a critical element of this Agreement. Supplier understands that costs associated with late deliveries to PGT may be substantial.

e.	In Purchase Orders, PGT shall specify whether Products are to be picked up by PGT or shipped by Supplier via third party carrier. Products picked up by PGT shall be F.O.B. Supplier’s dock. Products shipped via third party carrier shall be F.O.B. either the Nokomis Plant or the Miami Plant, as the relevant delivery instructions may specify. As applicable, Supplier will arrange for and pay the third carrier, but will then invoice PGT for the cost of freight. PGT will pay the cost of freight shipped via third party carrier in addition to the price of the Products. Risk of loss will pass at the F.O.B. point. Certain other applicable terms respecting freight are set forth in Schedule B.

7.	Certification and Quality Assurance. Supplier has met PGT’s initial quality certification requirements. However, Supplier acknowledges that PGT may, from time to time, ask Supplier to participate in Quality Assurance evaluations. Upon PGT’s request, Supplier shall provide PGT with Supplier’s Quality Assurance Manual, if any. Periodic Supplier performance evaluations may be performed, the purpose of which will be to assess Supplier’s quality as it relates to, among other things, on-time deliveries, packaging, service/warranty, and non-conforming materials as reported through PGT’s Defective Material Reporting Process. Nothing in this Section 7 is an agreement by Supplier to change the terms and conditions of sale, including pricing.

8.	Modifications. Supplier will notify PGT if Supplier intends to implement a modification of the Specifications of the Products or the manufacturing processes for Products which would change such Specifications (collectively, “Modifications”). With respect to Products covered by accepted Purchaser Orders, Supplier shall implement no Modifications without PGT’s prior written consent. Consent shall not be unreasonably withheld. If PGT does not respond to Supplier’s notification within sixty (60) days of Supplier’s notice of its intention to implement a Modification, Supplier may reject future orders for the materials affected by such Modification. If such Modification is not accepted by PGT, Supplier may elect not to implement such Modification or PGT may elect to terminate the agreement for that portion affected by such Modification.

9.	Product Warranties. Supplier’s warranties concerning the Products are set out in Schedule D. Schedule D is incorporated into this Agreement by reference as if fully set out in this paragraph.

10.	Confidentiality. The parties hereto agree to comply with, and be bound by, the terms of the Confidentiality Agreement.

11.	Termination. This Agreement may be terminated by either party in the event that:

a.	The other party makes a general assignment for the benefit of creditors;

b.	The other party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such party under any federal, state, or other bankruptcy or insolvency laws and such proceedings are not terminated within ninety (90) days, or a receiver is appointed for such party;

c.	The other party ceases to function as a going concern;

d.	The other party fails to perform any material provision of this Agreement and does not cure such failure within a period of thirty (30) days after receipt of written notice from the other party specifying such failure and stating its intention to terminate this Agreement if such failure is not cured; or

e.	Performance of this Agreement is suspended by the other party in accordance with Section 12(a) below, and it appears that such performance will be delayed for more than six (6) months.

12.	Miscellaneous.

a.	Force Majeure. No party to this Agreement shall be liable for non-performance hereunder resulting from: severe weather conditions; war; riots; civil disorder; earthquakes; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other condition or occurrence whatsoever beyond the control of such party, but only to the extent performance hereunder is prevented by any such condition. If the performance of this Agreement is prevented by reason of any such event, (a) the party whose performance is prevented, shall give prompt written notice to the other party of the event and shall be excused from performance, but only to the extent prevented; provided, however, that the party whose performance is prevented shall take all steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent possible; and (b) if it appears that a time for delivery or performance scheduled pursuant to this Agreement will be delayed for more than six (6) months, the party receiving notice under subsection (a) above shall have the right to terminate, by written notice to the other party, any portion of this Agreement covering the prevented performance, and the obligations and liabilities of the parties with respect to such portion of the Agreement shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Agreement.

b.	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Supplier, in whole or in part without the prior written consent of PGT, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto.

c.	Contractor Status. The parties are and shall remain independent contractors with respect to each other, and nothing in this Agreement shall be construed to place the parties in the relationship of partners, joint ventures, fiduciaries or agents, nor grant any right or authority to assume or create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

d.	Modification and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be valid or binding unless in writing and executed by both of the parties. Any other purported modification, amendment or waiver of any provision of this Agreement shall be null and void. No waiver by any party of any breach, or the failure of any party to enforce any of the terms and conditions of this Agreement, shall affect, limit or waive that party’s right to enforce and compel compliance with all terms and conditions of this Agreement, or to terminate this Agreement according to its terms.

e.	Invalidity or Illegality. In the event any provision of this Agreement is declared to be void, invalid or unlawful by any court or tribunal of competent jurisdiction, such provision shall be deemed severed from the remainder of this Agreement and the balance shall remain in full force and effect. The parties shall undertake to replace the invalid, ineffective, or unenforceable provisions with valid, effective, and enforceable provisions, which, in their commercial effect, approximate as closely as possible the intentions of the parties as expressed in the invalid, ineffective, or unenforceable provisions.

f.	Notices. All notices given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, if available, return receipt requested, or by facsimile, or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by notice to the other party:

i.	If to PGT, to:

PGT Industries, Inc.

1070 Technology Drive

Nokomis, FL 34275

Attention: Corporate Counsel

Facsimile: (941) 486-8634

ii.	If to Supplier, to:

Cardinal LG Company

1300 Southwest 44th Avenue

Ocala, FL 34474

Attention: Tim Kaiser

Facsimile: (352) 237-0452

g.	Headings. Section headings contained herein are for convenience only and shall not affect the interpretation hereof.

h.	Counterparts. The parties may execute any number of counterparts to this Agreement, each of which shall be an original instrument, but all of which taken together shall constitute one and the same Agreement. Signed facsimile copies of this Agreement will bind the parties to the same extent as original documents.

i.	Entirety. This Agreement, which includes the recitals, Schedules, and accepted Purchase Orders constitutes the entire understanding and agreement between the parties regarding the subject matter set forth herein, and supersedes all prior or contemporaneous agreements, oral or written, made between the parties relating such subject matter.

j.

Agreement Precedence. For their convenience, the parties may use, from time to time, their standard Purchase Orders, site level execution agreements, sales releases, delivery schedules, acknowledgments, invoices and other similar preprinted forms. The provisions of PGT’s Purchase Order and other standard business documents respecting quantities of the Products, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Products (with release schedules, delivery orders or equivalent notices) and no other terms or conditions shall be binding upon Supplier and PGT. Except as provided in the preceding sentence, no term or condition of any Purchase Order or other standard business document submitted by PGT will become part of this Agreement unless an authorized officer of Supplier agrees to such other term or condition as an amendment to this Agreement. No term or condition of any Purchase Order acceptance or acknowledgment submitted by Supplier will become part of this Agreement unless an authorized officer of PGT agrees to such other term or condition as an amendment to this Agreement.

k.	Governing Law. Except as provided in the next sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof (other than its conflict of law principles to the extent that the application of the laws of another jurisdiction would be required thereby). Section 9 and Schedule D of this Agreement and the Express Limited Warranties shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflict of laws principles thereof.

l.	Survival Provisions. Neither the expiration nor termination of this Agreement shall affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination.

m.	Protective Equipment. Supplier and subcontractors must wear appropriate personal protective equipment (PPE) when visiting any of PGT’s manufacturing facilities.

n.	Insurance. Supplier shall maintain workmen’s compensation and employer’s liability for its employees and sub-contractors, public protective and contractual liability insurance, owner’s protective liability insurance, automobile liability insurance with minimum limits of bodily injury or death, one person $1,000,000.00; each occurrence, $1,000,000.00; property damage, each occurrence, $1,000,000.00.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by persons authorized on their respective behalf, effective as of the date first set forth above.

PGT INDUSTRIES. INC.

By	/s/ Brad Voss
Name: Brad Voss
Title: Director of Strategic Purchasing
December 12, 2014

CARDINAL LG COMPANY

By	/s/ Tim Kaiser
Name: Tim Kaiser
Title: Sales Manager
December 12, 2014